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                                                                                                                      Exhibit 11

                                                           THE LIBERTY CORPORATION AND SUBSIDIARIES
                                                          CONSOLIDATED EARNINGS PER SHARE COMPUTATION
                                                                           (Unaudited)

                                                                               Three Months Ended
                                                                                   March 31,
                                                                           ------------------------
                                                                               1994           1993
                                                                           -----------    -----------
PRIMARY SHARES
- - --------------

  Common Shares Outstanding - End of Period                                 19,569,194     19,246,982
                                                                           ===========    ===========

  Weighted Average Common Shares                                            19,521,828     19,184,799

  Common Stock Options Outstanding During
    Period (Weighted Average)                                                   87,671        185,636
                                                                           -----------    -----------

      Total Primary Shares                                                  19,609,499     19,370,435
                                                                           ===========    ===========

FULLY DILUTED SHARES
- - --------------------

  Weighted Average Common Shares                                            19,521,828     19,184,799

  Common Stock Options Outstanding During
    Period (Weighted Average)                                                   87,839        204,609

  Weighted Average Redeemable
    Preferred Shares*                                                          239,462          ---
                                                                           -----------    -----------

      Total Fully Diluted Shares                                            19,849,129     19,389,408
                                                                           ===========    ===========


NET INCOME
- - ----------

  Earnings                                                                 $10,573,000    $ 2,074,000
                                                                           ===========    ===========

  Primary Earnings per Share
  (Earnings/Total Primary Shares)                                          $       .53    $       .11
                                                                           ===========    ===========


  Fully Diluted Earnings per Share
  (Earnings/Total Fully Diluted Shares)                                    $       .53    $       .11
                                                                           ===========    ===========


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*The Preferred Stock 1994-B Series is not considered a common stock equivalent for purposes of the primary earnings per share computation.





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